Exhibit 99.2

Endologix, Inc. Company▲	ELGX Ticker▲	Q3 2009 Earnings Call Event Type▲	Oct. 27, 2009 Date▲

MANAGEMENT DISCUSSION SECTION

Operator: Greetings, ladies and gentlemen. And welcome to the Endologix, Incorporated Third Quarter 2009 Earnings Conference Call. [Operator Instructions] As a reminder this conference is being recorded.

It is now my pleasure to introduce your host, Mr. Zach Kubow of the Ruth Group. Thank you, sir. You may begin.
Zach Kubow, The Ruth Group
Thanks, operator. And thanks everyone for participating in today’s call. Joining me from the company are John McDermott, President and Chief Executive Officer and Bob Krist, Chief Financial Officer.

This is call is also being broadcast live over the Internet at www.endologix.com. And a replay of the call will be available on the company’s website for 30 days. Before we begin, I would like to caution listeners that comments made by management during this conference call will include forward-looking statements within the meaning of the Federal Securities laws. These forward-looking statements involve material risks and uncertainties.

For a discussion of risk factors, I encourage you to review the Endologix’s annual report on Form 10-K and subsequent reports as filed with the Securities and Exchange Commission. Furthermore the content of this conference call contains time sensitive information that is accurate only as of the date of the live broadcast October 27, 2009. Endologix undertakes no obligation to revise or update any statements to reflect events or circumstances after the date of this call.

With that said I’d like to turn the call over to John McDermott.
John McDermott, President and Chief Executive Officer
Thank you, Zach. I’d like to welcome everyone to the Endologix’s Third Quarter 2009 Conference Call. Joining me on the call today is Bob Krist, our Chief Financial Officer, who will provide a detailed review of our financial results following my comments.

Our third quarter results were headlined by record quarterly revenue of $13.8 million. And the generation of $2.7 million in free cash flow. We also successfully raised net proceeds of $14.7 million in an underwritten public offering, which puts us in a good position to buildout our new product pipeline and keep adding to the sales force.

During the third quarter physicians continued to adopt our recently launched new products, which helped drive 40% year-over-year growth in domestic sales. Outside the U.S. we had a strong international quarter driven by the initial and to attract shipments to our distributors. This lead to the 47% increase in total revenue for the quarter.

Following the U.S. launch of IntuiTrak early in 2009, we experienced a significant number of new cases from physicians who were interested to learn how the new delivery system could improve patient outcomes, simplify EVAR procedures and decrease their time in the operating room. Our sales force has done a good job of articulating the clinical advantages of IntuiTrak over competitive devices as well as the benefits of anatomical fixation.

In the second half of 2009 the primary focus of our sales force is to deepen these new physician relationships, build on the good outcomes of initial IntuiTrak cases and develop these new users

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Endologix, Inc. Company▲	ELGX Ticker▲	Q3 2009 Earnings Call Event Type▲	Oct. 27, 2009 Date▲

into long-term customers. We know from our experience that taking share in the EVAR market is a process that requires one successful procedure after another with each physician. Our objective is to continue increasing our customer base by gradually converting those new physicians who started using the device in the first half.

At the same time, we’re striving to brand Endologix in the physician community as an innovative aortic focused company and the only device manufacturer that offers the compelling advantages of anatomical fixation, which should play a role in every EVAR practice.

Although we continue to make progress in building market share, our competitors have increased their efforts to protect their business. This past summer Gore introduced a 31-millimeter device to treat large neck aneurysms, so now all of the competitors have large neck devices. That said, we remain confident that we can continue to gradually deepen product penetration based upon our improved delivery system, shorter procedure times and the unique clinical advantages of anatomical fixation.

Each successful case should allow us to gain incremental mind share with the physicians in this competitive environment. At the same time, we plan to continue to gradually grow our sales force, which will generate new cases and incremental revenue.

Regarding our international results, we’re very pleased to achieve several important milestones during the quarter, particularly as it relates to the international rollout of IntuiTrak. Following on our recent Chinese regulatory approval for IntuiTrak, we made our initial product shipments to our distribution partner during the third quarter and expect our first implants to occur in Q4.

We also made initial shipments of IntuiTrak to our European and South American distributor, distribution partners in support of their limited release of the product. We had originally planned on making these initial shipments during the fourth quarter. However, our partners were very enthusiastic about the potential for IntuiTrak to drive sales, so we accelerated the shipments into the third quarter.

Finally, we are also pleased to report that we continue to see good growth in share gains in the Japanese market. I’d like to briefly comment on the recently filed patent complaint by Cook. As mentioned in our most recent press release, we have taken a close look at the patents in question, one of which has already expired. And we believe we have very strong arguments of non-infringement and invalidity. We plan to vigorously defend our position and will provide more details as the case unfolds in the months ahead.

Moving to clinical developments, we’re pleased to announce that this week, actually yesterday, we have a new article publishing in the Endovascular Today entitled “Anatomical Fixation in Challenging Aortic Anatomies.” This article was co-authored by six leading vascular physicians and highlights a wide range of aortic anatomies that are ideally suited for treatment with our device. A copy of this article is available on our website.

Next month, we’ll have a strong presence at the VEITH Symposium in New York, which is an important annual meeting for vascular specialists. In our pavilion, we have scheduled three thought-leading physicians to present clinical results and information on their experience with our products. In November, we expect our Powerlink XL clinical data to be published in the peer reviewed Journal of Vascular Surgery. And we expect another peer reviewed article to publish in 2010 that highlights the exceptional results from our three FDA clinical studies using the anatomical fixation technique.

In addition to our presence at the VEITH Symposium in New York on November 18 through the 22, we will also be presenting at the Canaccord Adams Cardiovascular Conference in San Francisco on November 10; the Lazard Capital Markets Annual Healthcare Conference on November 18 in New York, and the Annual Piper Jaffray Healthcare Conference in New York on December 1.

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Endologix, Inc. Company▲	ELGX Ticker▲	Q3 2009 Earnings Call Event Type▲	Oct. 27, 2009 Date▲

With those comments, I’d like to turn the call over to Bob Krist for a detailed review of our financial performance. Bob.
Robert J. Krist, Chief Financial Officer
Thank you, John. Good afternoon to all. Revenue for the third quarter reached a record 13.8 million, which as John mentioned represents a 47% increase from 9.4 million in the third quarter of 2008 and a 5% sequential increase from 13.2 million in the second quarter of 2009. Domestic sales increased by 40% to 11.3 million, up from 8.1 million in the 2008 third quarter but were lower by 1% on a sequential quarter basis.

We had experienced very strong growth in the second quarter driven by our launch of IntuiTrak. And summer seasonality is a factor in the third quarter. In addition, the anticipated market launch by Gore of its large diameter neck product did capture a modest number of procedures from Powerlink XL.

International sales for the quarter were 2.5 million, up 91% from 1.3 million in the prior year third quarter and up by 41% from 8 — 1.8 million in the second quarter of 2009. 144,000 of the increase was the initial stocking order to our distributor in China. And as John mentioned, some of the strength was due to accelerating the IntuiTrak market release in certain European and South American markets into the third quarter.

For the first nine months of 2009, total revenue was 38.8 million, up by 44% from 27 million for the first nine months of 2008. Domestic revenue increased by 44% to 32.9 million and international revenue increased by 42% to 5.9 million during the period.

The 40% year-over-year increase in domestic sales for the third quarter and 44% for the first nine months of the year were driven by increased sales force productivity combined with the sale of new products.

During the third quarter there were 2% fewer covered sales territories than in 2008. However, average sales dollars per territory increased by 42%. And during the first nine months of 2009 there were 4% fewer covered sales territories with the average sales dollars per territory up by 51%.

We estimate that new products contributed about 1.6 million of incremental revenue in the third quarter and approximately 5.1 million in the first nine months of 2009. For the year-to-date period incremental revenue from new products accounted for roughly half of the 44% domestic revenue increase compared to 2008.

Gross profit for the quarter increased by 46% to 10.1 million compared to 6.9 million in the third quarter last year. Gross margin was 73% of total revenue in the third quarter, down from 74% in the prior year third quarter and from 75% in the second quarter of 2009.

These small decreases in margin for the third quarter were primarily due to customer mix or the result of more revenue contribution from international sales through distributors relative to direct domestic revenue.

For the first nine months of 2009 gross profit dollars increased by 49% to 29 million compared to 19.4 million in the first nine months of ‘08. Gross margin was 75% in the first nine months of 2009 compared to 72% in the same period last year. The gross margin improvement in the first nine months of 2009 reflected favorable product mix effect from new products such as Powerlink XL and lower cost per unit due to volume efficiencies.

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Endologix, Inc. Company▲	ELGX Ticker▲	Q3 2009 Earnings Call Event Type▲	Oct. 27, 2009 Date▲

Sales and marketing expense for the third quarter was 6.6 million, an increase of 9% versus the prior year, and for the first nine months of 2009 was 19.8 million, an increase of 10% versus 2008. These increases in sales and marketing expenses are primarily due to the impact of higher sales commissions on the 44% domestic sales growth achieved to date in 2009.

As mentioned, on average there were 48 covered sales territories during the third quarter up from 46 in the second quarter of 2009, but one fewer than in the third quarter of 2008.

Research, development and clinical expenses for the third quarter of 2009 were 1.6 million versus 1.4 million last year. This increase was due to the addition of head count to work on new projects. Research development and clinical expenses for the first nine months were 4.5 million versus 4.7 million in the first nine months last year.

The comparative decline was due to clinical trial expenses incurred in 2008 related to suprarenal and 34-millimeter products which were then approved during the fourth quarter of last year. R&D and clinical expenses will now continue to increase on a sequential basis well into 2010.

General and administrative expense for the third quarter was 2 million versus 2.4 million in the 2008 third quarter. During 2008, we resolved legal matters, which had represented about 1.5 million in legal or settlement related expenses and of that amount about 500,000 was incurred in the third quarter of 2008. General and administrative expense for the first nine months declined by 1 million from 7.3 to 6.3 million from the comparable period last year and largely for the same reason related to legal expenses.

So total operating expenses were 10.2 million in the third quarter, which was a 4% increase compared with 9.9 million in the prior year quarter. And year-to-date operating expenses totaled 30.6 million versus 30.0 million in 2008, an increase of 2%. So overall the net loss in the third quarter of 2009 was $156,000 which was virtually breakeven on a per share basis. This compares with a net loss of 3 million or a loss of $0.07 per share for the third quarter of 2008.

Stock based compensation expense included in those numbers in the 2009 third quarter was 756,000 or $0.01 per share compared with 826,000 and $0.02 per share in the prior year quarter. The net loss for the nine months ended September 30 was 1.8 million or $0.04 per share compared to a net loss of 10.4 million or $0.24 per share for the first nine months of 2008. Again, stock based compensation expense in the first nine months of 2009 was 2.3 million or $0.05 per share versus 2.2 million, also $0.05 per share in the first nine months of last year.

During the third quarter, we continued to control working capital. Accounts receivable days sales outstanding or DSO averaged 52 days including both domestic and international accounts and was at 52 days at quarter end. Inventory turnover was at 2.4 turns at the end of the quarter, a 77% improvement over inventory turnover at September 2008, which was 1.3 turns. The cash balance at September 30 was 21.1 million compared with 7.6 million as of December 31, 2008 and with 7.8 million as of June 30, 2009. During the quarter we raised net proceeds of 14.7 million in an underwritten public offering and generated 2.7 million in positive cash flow from operations, our second consecutive quarter of generating positive cash flow.

At the end of the quarter, we elected to make an unscheduled debt repayment of 4.5 million which fully paid down the remaining balance of our bank debt. At the same time, we are nearing an agreement to increase our revolving credit availability to 10 million. All of this puts the company in an excellent position to increase our investments in sales marketing and product development in order to execute on our growth strategy. Finally, turning to guidance for the full year 2009, we are reiterating our revenue guidance of 51 to $53 million.

With that I’ll turn the call back to John.

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Endologix, Inc. Company▲	ELGX Ticker▲	Q3 2009 Earnings Call Event Type▲	Oct. 27, 2009 Date▲

John McDermott, President and Chief Executive Officer
Thanks Bob. Overall we believe we are well positioned to continue growing despite the increased activity from our competitors. The initial interest in IntuiTrak has been very encouraging and we are pleased with the number of successful new cases. As I mentioned, our current focus domestically is on converting those new cases into dedicated IntuiTrak users. Longer term we have several new products in the R&D pipeline that will continue to fuel our growth and enable us to establish relationships with even more thought leading physicians. We will provide more details about those programs in 2010.

With that I’d like to open the call to questions. Operator?

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Endologix, Inc. Company▲	ELGX Ticker▲	Q3 2009 Earnings Call Event Type▲	Oct. 27, 2009 Date▲

QUESTION AND ANSWER SECTION
Operator: [Operator Instructions] Our first question comes from the line of Tim Lee with Piper Jaffray. Please proceed with your question.

<Q — Timothy Lee>: Good afternoon. Thanks for taking the question. First off the international number, it was much, much greater than we were looking for and in spite of the Chinese order, even if we back that out it was still a big number. So, how big was — what was the magnitude of the initial IntuiTrak orders, or is this a new run rate for international sales here on a going forward basis?

<A — John McDermott>: Tim, I don’t see it as a new run rate. As we talked about before, we were thinking originally that we would start shipping those initial stocking orders to the dealers in Q4, but what happened is a lot of their physicians are traveling around to these international meetings, some of which are in the U.S. and more and more people outside the U.S. were getting some visibility to IntuiTrak.

So they were getting more and more anxious to transition, as well as they had done a better job at working down their inventory levels of the earlier version device. So, I wouldn’t suggest that this is a new run rate for international, it is just some initial stocking orders to get them jump started. Having said that, we do still expect Q4 to be pretty good internationally as it is historically, so it is not a one-time thing that should drop off in Q4 necessarily, but that is not a new run rate for us OUS.

<Q — Timothy Lee>: But just to kind of put some numbers around it, should we think about some of these initial orders about $0.5 million bolus in the quarter, or any type of framework would be appreciated.

<A — Robert Krist>: Tim, this is Bob. That would be the correct order of magnitude, I would say, inclusive of the China shipment.

<Q — Timothy Lee>: Great. Thanks. And then just in terms of the Cook litigation, I know you briefly mentioned it in your prepared remarks, but I am just trying to get a sense of the P&L impact. I know there is probably not a ton going on right now, but in terms of added legal expenses when can we start to see those kick in and how big can they get?

<A — John McDermott>: Yeah, we don’t expect a material impact in 2009, and of course, it is difficult to predict what the costs are going to be out into the future. Certainly as the case unfolds we will try to give you more information on the cost of the litigation. We will also do what we can to keep the costs down, but we’ve got a very good case, and of course, a plan to do what it takes to prevail in the litigation. So, I don’t really have a bracket of numbers for you. If we develop one of those in the first quarter, we can try to provide some visibility to that then, Tim.

<Q — Timothy Lee>: And then just one last one on my part, any thoughts on some of the proposals regarding healthcare reform? It sounds like you guys are on the cusp of profitability here, but if there is any type of device tax that could set you back a little bit. Just any thoughts on that?

<A — John McDermott>: Yeah, we have been monitoring the efforts on the tax and what AdvaMed has been working on. Originally the idea was that the tax would be, a connection between the amount of the tax and the market share of the various competitors within different categories. I always felt that was going to be hard to administer. We will see where it ends up, but given our relative size we don’t see it as a material financial exposure at this point, if it does happen. I think it still has got a ways to go for that to happen, but if it did given our margins and expected continued growth we don’t see that as something that is going to affect the way we run the business.

<Q — Timothy Lee>: Great. Thank you.

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Endologix, Inc. Company▲	ELGX Ticker▲	Q3 2009 Earnings Call Event Type▲	Oct. 27, 2009 Date▲

<A — John McDermott>: You’re welcome.

Operator: Thank you. Our next question comes from the line of Shawn Fitz with Stephens Incorporated. Please proceed with your question.

<Q — Shawn Fitz>: Hey, guys. Thanks. Good afternoon.

<A — John McDermott>: Hey, Shawn.

<A — Robert Krist>: Hey, Shawn.

<Q — Shawn Fitz>: Hey, John, if we are looking at the incremental adds in terms of the sales force, Bob I think, was it three? I had a little bit of a bad connection for a moment so I couldn’t get the number exactly. The number of reps you added in the quarter?

<A — Robert Krist>: We had two additional territories on a full quarter basis in Q3 versus Q2.

<Q — Shawn Fitz>: Okay. And then John could you describe kind of the normal productivity ramp? I mean, are either one of those reps actually generating revenue, or did they generate any revenue in the third quarter?

<A — John McDermott>: Yeah, it is the same phenomenon that tenure really drives productivity for these guys, so the early reps don’t contribute a lot. Although, as we have talked about in the past I think we are hiring really good people and we are putting them through a better training program, but the rookie reps, if you will, those reps that have less than one year of tenure on average tend to do about two cases a month and then as their tenure improves the case productivity increase incrementally. To kind of bracket it for you, we have reps that have been here over four years and they average over 10 cases a month.

<Q — Shawn Fitz>: Okay, so I guess John what I am trying to think through is those two additional territories were they actually generating incremental cases in the quarter, or were they still in some type of training mode?

<A — John McDermott>: I would think of them more in a training mode.

<Q — Shawn Fitz>: Okay.

<A — John McDermott>: We do tend to get some cases out of those reps but I don’t I think most of that is carryover relationships when we filled an open territory where we had a little business before. So they’re covering those cases they are not leading those procedures. Because they’re not ready. But in terms of actually adding incremental business they don’t typically start doing that in any meaningful way until they get into their second year.

<Q — Shawn Fitz>: Okay. Okay. Thank you. And then John you guys have highlighted during your prepared comments the opportunity to really start to focus now on driving deeper utilization with your existing customer base. Could you maybe quantify that in some way in terms of the opportunity? And I don’t know if you can do that by stratifying your physicians in terms of their overall mix, what percent might be currently using the Powerlink versus competing technology? I’m just trying to quantify in some way where you guys are in terms of penetration of your existing account base.

<A — John McDermott>: Okay. Of the existing accounts that we have; is that the question, Shawn? Of our current customers, how deeply penetrated are we?

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Endologix, Inc. Company▲	ELGX Ticker▲	Q3 2009 Earnings Call Event Type▲	Oct. 27, 2009 Date▲

<Q — Shawn Fitz>: Yes. I’m just trying to get my arms around how much headroom is there for you all to continue to take additional market share with existing clients?

<A — John McDermott>: Yeah. So we measure that as carefully as we can. The data, we source data from an independent organization that gives us some visibility into the case, production levels in various hospitals. It’s a little bit dated. But based upon that, and it obviously varies by account and by territory, but in that existing book of business our penetration tends to range in the 20 to 30% range overall.

We have some accounts where we have almost all their business and others where we have very little. So I still see good growth opportunity in the existing base of business as well as, obviously a significant growth opportunity in new accounts.

<Q — Shawn Fitz>: Okay. Thanks, John. And then final question: When we look at the International side of your business, you all are attacking new markets, open up new geographies, as well as putting new products into existing geographies specifically within IntuiTrak. Is there a reason to think that your international business, as we look out to 2010, shouldn’t accelerate in terms of revenue growth rates?

<A — John McDermott>: Yes. Certainly over the 2009 results we expect 2010 to represent some good growth. And we would expect to provide our sales guidance for next year and the first quarter of 2010.

<Q — Shawn Fitz>: Okay. Thanks, guys.

<A — John McDermott>: You’re welcome. Thank you.

Operator: Thank you. Our next question comes from the line of Patrick Klingen with Lazard Capital Markets. Please proceed with your question.

<Q>: Hey, guys. Thanks for taking the question.

<A — John McDermott>: Sure. Hey, Patrick.

<Q>: I wanted to ask, dig a little bit deeper on the U.S. business with the slight sequential decline; this is something we haven’t seen before. Could you maybe help us understand some of the dynamics that were going on, whether it be vacations or if there is any initial IntuiTrak stocking or anything that may have gone on, help flush that out?

<A — John McDermott>: Yeah. I think we — I think there are several things. So we always have this Q3 seasonality impact. So it’s difficult to quantify exactly what that looks like, but I would say in addition to the traditional seasonality, I think what we saw in this past Q3 was a little more competitive intensity. I think the competition started to push back a little bit more as we started to take share from them. And then in addition to that in the summertime Gore got their 31-millimeter device approved, so they were certainly trying to get more large net business out of their base of business.

So I think you had a combination of normal seasonality, a little bit more resistance on the competitive front as well as some cases going to Gore with their new large neck system. So it’s — I wish I could carve that up for you and tell you exactly what those pieces are, but I can’t. We certainly have sliced it and diced it, and I think we’ve got a very good idea of what needs to be done in terms of just going deep.

One of the things, Patrick I think we learned after looking back a little bit is there was so much interest in IntuiTrak that we got spread a little bit thin trying to accommodate all of the requests to

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Endologix, Inc. Company▲	ELGX Ticker▲	Q3 2009 Earnings Call Event Type▲	Oct. 27, 2009 Date▲

do new procedures. We weren’t able — we weren’t as able as we would liked to have been to go deep in a fewer number of accounts and that’s clearly something that we’re spending more time on in the current quarter and next quarter.

<Q>: So is there any reason not to expect sequential growth domestically here over the next quarter?

<A — John McDermott>: Well, we — you’ve already done the math, I’m sure, on the guidance being left the same, so we tried to be relatively conservative with that because it’s difficult for us to pinpoint how much of the Q3 is seasonality versus competitive activity. I’d like to think that we’d get some growth, but we want to play it pretty conservative right now until we get a little deeper into the quarter.

<Q>: Great. Thanks for taking the questions.

<A — Robert Krist>: Patrick, I would add one notion to your question. I think the inference was — or the question was had there been any stocking orders on IntuiTrak in Q2? And the answer to that is no, or certainly not more than a handful.

<Q>: Okay. Great. Thanks for that.

Operator: Thank you. Our next question comes from the line of John Putnam with Capstone Investments. Please proceed with your question.

<Q — John Putnam>: Great. Thanks a lot, and good afternoon.

<A — John McDermott>: Hi, John.

<Q — John Putnam>: I was wondering if international doesn’t have the stocking orders that it had in the third quarter here in the fourth quarter would you estimate, or predict, that your gross margin will improve in the fourth quarter over the third quarter?

<A — Robert Krist>: John, this is Bob. And we certainly expect our international sales mix will ultimately move back roughly to the historical ratio of about 15% of total revenues. In Q3 it was about 18% and as we continue this transition of launching IntuiTrak internationally we’re looking at another quarter where we see it more like the quarter we’ve just completed, more in the 18% or so zone.

<Q — John Putnam>: Okay.

<A — Robert Krist>: So while we don’t provide specific guidance on gross margin, I would expect you to see a similar impact in Q4 given the higher overall contribution from international.

<Q — John Putnam>: Okay. Thanks. And part of your strategy used to be, and I’m not sure whether this still is, but was to try to migrate up, I guess, to larger users or larger hospitals. Traditionally, you’ve been kind of at the — I guess more the community and smaller hospitals. Is that still a strategy and are you being successful in being able to migrate up into that larger user base?

<A — John McDermott>: Yeah, if you look back at our mix, and we stratify the customer mix by procedure volumes, so accounts that do zero to 10, 10 to 20, 20 to 30, and so on and so forth.

<Q — John Putnam>: Right.

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Endologix, Inc. Company▲	ELGX Ticker▲	Q3 2009 Earnings Call Event Type▲	Oct. 27, 2009 Date▲

<A — John McDermott>: What we’ve seen is a gradual shift. It’s not significant, but over the last year, we have started to get more business from larger accounts. I would expect that to continue for a few reasons. One of which is the positioning of the product is such that we can treat certain aneurisms better than the competitive devices, just given the design attributes to the device. And so as physicians in a bigger practice, they’re going to see a variety of different types of anatomies. They’ll be more inclined to have more than one device in their practice and that’s an ideal setting for us. So I think we’re going to continue to get more growth out of larger accounts over time.

The other thing that you’ll see from us as we get more visible with our new product development activities, we’ll be involving a lot of thought-leading positions at larger institutions and I think that sets us up well to start to establish more of a sales presence in some of these bigger accounts as well. So the combination of those activities, I would expect will show growth in these larger accounts over time.

<Q — John Putnam>: And then my final question is, from a competitive standpoint, obviously Gore is pushing back with a new product. Cook, you know, is pushing back on the legal front. What’s the situation with Medtronic? And I guess who do you think you’re hurting most or have hurt most in terms of market share?

<A — John McDermott>: Yes. We’ve looked at that and we haven’t really been able to identify a single place where our growth has come from, so it really comes from all of the competitors. You mentioned Gore and their larger diameter device. Cook, the lawsuit, is that a competitive activity? We’ll see.

Medtronic, what do they do? Really, it’s kind of the normal competitive stuff. You know, they try to create some disruption or doubt in the minds of the physician about the device or the company. It’s fairly typical type of behavior. Honestly, we don’t get distracted by it; we stay very focused on just one good positive outcome after another and trying to develop the trust and relationship with that physician over time. So there isn’t anything unique or special that anybody’s doing.

<Q — John Putnam>: Okay. I guess one final thing. I read both of those patents and they seem to be fairly old and not very applicable to what’s going on today. And I guess I was surprised that Cook did not file patent infringement against the other two competitors. Does that surprise you folks at all?

<A — John McDermott>: Well, the suit was a surprise because we were aware of those patents and don’t see it either. But I hadn’t really thought about why they hadn’t tried to enforce those on others; it’s a good question. As you know, one of the patents already expired. We’ve looked at them in great detail. We’ve got very good patent counsel and we’ll just vigorously defend our position and expect to prevail and we’ll try to do it as quickly as we can. Unfortunately, if this thing goes along the normal process, these things can drag out a little bit.

<Q — John Putnam>: Okay. Thanks very much.

<A — John McDermott>: You’re welcome. Thanks John.

Operator: Thank you. [Operator Instructions] Our next question comes from the line of David DeGiralamo from the Vertical Group. Please proceed with your question.

<Q — David DeGiralamo>: Great. Thank you. Thanks, guys for taking my questions and great job on the quarter. You’ve strung a number of them together.

<A — John McDermott>: Thanks, Dave.

<A — Robert Krist>: Thanks, David.

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Endologix, Inc. Company▲	ELGX Ticker▲	Q3 2009 Earnings Call Event Type▲	Oct. 27, 2009 Date▲

<Q — David DeGiralamo>: Two quick questions for you. I want to dovetail what I think Patrick might have been alluding to and I think you started to answer it, but I just — maybe I’ll ask it a different way. Unless I am doing the math incorrectly, it looks like your guidance suggests that 4Q will come in anywhere between 12.2 and 14.2 and that gets me to a mid-point of 13.2. I know you guys did 13.8 in this quarter, which should be seasonally your trickiest, so what I am I missing here? Does this just reflect perhaps extreme conservatism or is there something that you’re seeing that is making you feel like you need to be more prudent going into 4Q?

<A — John McDermott>: I think it’s probably a little bit of both. Extreme conservatism, I don’t know how to quantify that, but we — it’s difficult for us to piece apart the competitive activity, the Gore device and the seasonality of Q3, so just going into Q4 we feel it’s just prudent to manage expectations.

<Q — David DeGiralamo>: I see. But it’s more of a concern over the U.S. market as opposed to the OUS?

<A — John McDermott>: That’s where more of the focus is, yeah. That’s right. It’s just, as I mentioned earlier we got a lot of very good feedback and a lot of activity in the first half of the year. One of the challenges for us is just sales force size. We get — we have a rep that does a successful case today and then has to go to another city tomorrow and it opens the door for the competitors who have larger sales forces to get back in there and unwind our progress. So, we’ve experienced more of that kind of activity in Q3 than we had in the past and that’s why we’re really focused on fewer targets moving forward, just making sure we get deep penetration in each place before we move on to the next account.

<Q — David DeGiralamo>: I see. All right and then, John, one last question. You mentioned market share and that you weren’t exactly sure whether or not it was coming from any one competitor, but just to take inventory here where would you guess your market share percentage is exiting 3Q?

<A — John McDermott>: Yeah. So we’re right now in the process actually of acquiring some updated market data. We have an older report and have kind of sourced some various data points here and there, so we’ve got an older report and our internal estimates which have us pegged kind of in the 8 to 9% market share range in the U.S. But, I’ll be able to refresh that for you by the end of this year when we get an update market report.

<Q — David DeGiralamo>: Got you. And one last question on the sales reps in 4Q, what’s your estimate for that?

<A — John McDermott>: Well, so we’re planning to have 54 territories and hope to have most of those filled by the end of this calendar year.

<Q — David DeGiralamo>: Got it. Thanks for taking my questions and great quarter.

<A — John McDermott>: You’re welcome. Thanks.

Operator: Thank you. Ladies and gentlemen, at this time there are no further questions. I’d like to turn the conference back to management for any closing comments.
John McDermott, President and Chief Executive Officer
Okay. Well thank you, everyone, for joining us on the call today and for your support and interest in Endologix. We look forward to updating you on our fourth quarter conference call in February.

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Endologix, Inc. Company▲	ELGX Ticker▲	Q3 2009 Earnings Call Event Type▲	Oct. 27, 2009 Date▲

Operator: Thank you. Ladies and gentlemen, this concludes today’s teleconference. You may disconnect your lines at this time. Thank you for your participation.
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